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                                                                    EXHIBIT 21.1

                                 EXHIBIT 21.1
                                 ------------

Echelon Corporation
Echelon BV
Echelon Europe Ltd.
Echelon France
Echelon GmbH
Echelon Italia
Echelon Asia-Pacific
Echelon Japan K.K.
Echelon Korea